Exhibit 5.01


                      Opinion of Fenwick & West LLP


May 23, 1997

Digital Link Corporation
217 Humboldt Court
Sunnyvale, California 94089

      Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about May 27, 1997 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 800,000 shares of your Common Stock (the "Stock") subject to issuance by you upon the exercise of stock options to be granted by you under your 1992 Equity Incentive Plan, as amended (the "1992 Plan").

    	In rendering this opinion, we have examined the following:

     (1)  	the Registration Statement, together with the Exhibits filed as a part thereof;

     (2)  	the Prospectuses prepared in connection with the Registration
           Statement;

     (3)	  copies of the minutes of meetings the Company's Board of
           Directors and shareholders provided to us by you relating to the amendment to the 1992 Plan to increase by 800,000 the number of shares reserved for issuance under the 1992 Plan; and

     (4)	  a Management Certificate addressed to us of even date herewith executed by the Company containing certain factual and other representations.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the legal capacity of all natural persons executing the same, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from records included in the documents referred to above. We have made no independent investigations or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

     Based upon the foregoing, it is our opinion that the 800,000 shares of Stock that may be issued and sold by you upon the exercise of stock options to be granted under the 1992 Plan, when issued and sold in accordance with the 1992 Plan and stock options or purchase agreements to be entered into thereunder, and in the manner referred to in the relevant Prospectus associated with the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

     This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

Very truly yours,

FENWICK & WEST LLP

By:  /s/ Eileen Duffy Robinett
    	Partner